News Release
B&W Announces Restructuring of Traditional Power Business and Updates Guidance for 2016

(CHARLOTTE, N.C. – June 28, 2016) – Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) today announced actions to proactively restructure its traditional power business in advance of a lower projection for U.S. coal generation and has updated guidance for 2016 to reflect:

•	The net impact of the restructuring and decreased coal-related revenue in the second half of 2016.

•
A charge to correct an engineering design error on a new build renewable energy plant in Europe. The resulting re-engineering, on-site rework and delivery delay will result in a $32 million pretax charge in the quarter and a full-year ($0.51) EPS impact.

•	The shift of $38 million in 2016 expected revenue from a Canadian oil sands project that was delayed due to the impact of the Fort McMurray fires.

Revised earnings guidance for adjusted EPS is now $0.63 to $0.83, primarily due to the effects of the renewable energy project and the timing shift of the Canadian oil sands project. The restructuring savings largely offset the impact of expected lower coal-related revenue. Revenue guidance remains unchanged at $1.8 billion as the incremental revenue from the SPIG acquisition, which is anticipated to close early in Q3, is expected to approximately offset the other revenue impacts. B&W will webcast a discussion of this announcement on Tuesday, June 28, 2016 at 9:00 a.m. ET.

Traditional Power Business Restructuring

B&W is restructuring its traditional power business that serves coal-fired power generation to reduce overhead and improve efficiency in response to projections that coal utilization, particularly in the U.S., will decline faster than previously forecast. The new organizational structure includes a redesign of workflow for its North American-based coal power generation resources to provide an effective, flexible organization that can adapt to the changing market conditions.

As part of these changes, B&W will eliminate over 200 positions in North America immediately and undertake other cost-savings measures across the enterprise. The company also expects additional facility consolidations in the coming year. Severance expenses and other costs over the next 12 months will be approximately $55 to $60 million, of which approximately $30 million are non-cash and include the write-down of B&W’s one coal power plant and deferred tax assets related to the India manufacturing joint venture and various state net operating loss carryforwards. These savings are expected to allow the coal business to hold gross margins constant in the coming years despite the expected decline in volume.

B&W is consolidating aftermarket and global new build activities for coal-fired generation into one segment that will be led by Mark Low, Senior Vice President of the new Power segment. All renewable energy projects, including the B&W Vølund subsidiary, will be consolidated into another segment, led by Paul Scavuzzo, Senior Vice President of the new Renewable segment. This new structure will allow for a Power segment focus on efficiency and support for our traditional customer base while the Renewable segment focuses solely on renewable project execution and worldwide growth.

“We have reduced the size of our organization that supports the coal market by roughly 20% and restructured how we support this market,” said E. James Ferland, Chairman and Chief Executive Officer. “These changes will allow us to continue to provide outstanding service to our customers and maintain solid profit margins in our power business despite an expected 15-20% reduction in U.S coal customers’ demand for our parts and services by 2017 or 2018.”

European Renewable Energy Project

During construction, B&W self-discovered a deficiency in the piping design of one of our renewable waste to energy projects. The correction requires engineering and then physical rework. B&W is working closely with our customer to minimize any delays and ensure the delivery of a high-quality facility that meets or exceeds all performance guarantees. “Our B&W Vølund subsidiary has completed 25 projects in the last ten years,” said Ferland. “Of those projects, 23 out of 25 were profitable, and significant project improvements were achieved due to good execution. We believe this is an isolated issue and have performed reviews to ensure this piping design issue is not present in the other projects.”

Overall Strategy

“B&W remains focused on executing our strategy,” continued Ferland. “We are taking early action to ensure the coal-related business remains profitable in a challenging market while we grow our renewable energy business and diversify our portfolio through acquisition. We expect to close the SPIG acquisition early in the third quarter and continue to believe the revenue synergies for our combined businesses will provide significant upside. In addition, we plan to leverage our strong balance sheet and focus on diversification which we believe will provide increased value for our investors.”

The listen-only audio of the conference call will be broadcast live at www.babcock.com. The dial-in number for participants in the U.S. is (877) 201-0168; the dial-in number for participants outside the U.S. is (647) 788-4901. The conference ID for all participants is 40731262. A replay of this conference call will remain accessible in the investor relations section of the Company's website for a limited time.

Forward-Looking Statements
B&W cautions that this release contains forward-looking statements, including, without limitation, management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2016; and our projected operating margin improvements, savings and restructuring costs. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, disruptions experienced with customers and suppliers; our ability to correct project engineering design errors within our expectations; our ability to realize the anticipated savings and operational benefits from the restructuring plan; the inability to retain key personnel; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including the our annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 5,700 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

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